Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2026, relating to the financial statements of Smith & Nephew plc and the effectiveness of Smith & Nephew plc's internal control over financial reporting appearing in the Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Deloitte LLP

London, United Kingdom

October 9, 2026